Exhibit 10.20

Production Right - Execution version

PRODUCTION RIGHT

Granted in terms of Section 84(1) of the Mineral and Petroleum Resources Development Act, 2002
(Act No. 28 of 2002)

Production Right - Execution version

Production Right - Execution version

16.	Discoveries and Testing	20

17.	Manner of Conducting Production Operations	22

18.	Existing Data	23

19.	Environmental Protection and Financial Provision	23

20.	Social and Labour Matters	23

21.	Financial Records and Audits	25

22.	Indemnity and Insurance	25

23.	Health and Safety	26

24.	Confidentiality and Public Announcements	26

25.	Cession and Sub-contracting	28

26.	Law and Interpretation	28

27.	Obligations of the Grantor	29

28.	State Option	29

29.	Vis Major	30

30.	Amendments	31

31.	Unitisation	31

32.	Special Provisions Relating to Discoveries of Gas	32

33.	Waiver or Lenience	33

Production Right - Execution version

34.	Dispute Resolution	33

35.	Costs and Value Added Tax	35

36.	Entire Agreement	35

37.	Severability	35

38.	Domicilia Citandi et Executandi	36

39.	Registration	37

40.	Successors and Assigns	37

ANNEXURE INDEX

Production Right - Execution version

PRODUCTION RIGHT

GRANTED IN TERMS OF SECTION 84(1) OF THE MINERAL AND PETROLEUM RESOURCES DEVELOPMENT ACT NO. 28 OF 2002, READ TOGETHER WITH REGULATION 35 PUBLISHED IN THE GOVERNMENT GAZETTE NO. 26275 ON 23 APRIL 2004, PROMULGATED IN TERMS OF SECTION 107 (1) OF THE ACT.

LET IT HEREBY BE KNOWN THAT:

THE REPUBLIC OF SOUTH AFRICA

is the custodian of the mineral and petroleum resources of the State (the ‘Grantor’).

Susan Shabangu

is the Minister of Mineral Resources of the State (together with her successors in title and, where relevant, her predecessors in such role, referred to as the ‘Minister’). The Minister is empowered by virtue of the provisions of Sections 3(2)(a) and 84(1) of the Act (as defined) to grant production rights.

The Minister has by virtue of the provisions of Section 103 of the Act (as defined) delegated, inter alia, the power to grant production rights to

Dr Thibedi Ramontja

the Director-General of the Department of Mineral Resources (the ‘Director-General’).

Production Right - Execution version

Molopo South Africa Exploration and Production Proprietary Limited

(Registration No 2005/012157/07)

(the ‘Holder’) has applied for a production right for petroleum in respect of the Production Area, an area as defined pursuant to Section 83 of the Act (as defined)

LET IT THEREFORE BE KNOWN THAT:

On this 20th day of September in the year TWO THOUSAND AND TWELVE (2012) before me,

RONEL STRAUGHAN

a Notary Public, duly sworn and admitted, residing and practicing at CAPE TOWN, (the ‘Notary’) and in the presence of the subscribing competent witnesses personally came and appeared,

MTHOZAMI RICHARDSON XIPHU

the Chief Executive Officer of the South African Agency for the Promotion of Petroleum Exploration and Exploitation (Proprietary) Limited (hereinafter referred to as "the Agency"), Registration No. 1999/015715/07, he or she being duly authorised thereto by virtue of the Power of Attorney granted by the Director General of the Department of Mineral Resources at Pretoria on the 29th day of May 2012, which Power of Attorney has this day been exhibited to me, the Notary, and now remains filed of record in my Protocol, and

PETER DEWDNEY PRICE

he being duly authorised thereto under and by virtue of a Resolution of the Board of Directors of the Holder passed on the 5th day of November 2007, a certified copy of which Resolution has this day been exhibited to me, the Notary, and now remains filed on record in my Protocol with the minutes of the meeting at which such Resolution was passed.

AND THE APPEARERS DECLARED THAT:

The Holder currently holds or has held the Exploration Rights and has applied for a production right for petroleum in respect of the Production Area; and

The Grantor has decided to grant to the Holder this production right for petroleum in respect of the Production Area (as defined) on the terms and conditions set out below.

Production Right - Execution version

NOW, THEREFORE, THE GRANTOR HEREBY GRANTS TO THE HOLDER, AND THE HOLDER HEREBY ACCEPTS, THIS PRODUCTION RIGHT SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

1.
Definitions and Interpretation
1.1.
Unless the context indicates otherwise, any expression to which a meaning has been assigned in the Act shall bear, when used in this Production Right, the same meaning given thereto at the date upon which the Exploration Right was granted and apply mutatis mutandis hereto. In this Production Right the following words and expressions shall have the corresponding meanings assigned to them:

‘Act’ shall mean the Mineral and Petroleum Resources Development Act, 2002 (Act No. 28 of 2002);

‘Acquired Data’ shall mean all technical information and data (digital or otherwise) and Samples, directly or indirectly, relating to the Production Area that are obtained or created by the Holder in the course of Production Operations (and previous Exploration Operations), including drilling, appraisal, production, completion, and abandonment reports; tests (including reservoir analysis); well logs; maps; production rates, records and statistics; and geological and geophysical information and interpretations; but excluding, for the avoidance of doubt, any Existing Data and/or data which has been obtained from third parties on terms which do not allow for the same to be shared with the Grantor;

‘Affiliate’ of a person shall mean another person which, directly or indirectly, owns, or is owned by, or is owned by a person which owns, that first-mentioned person; ‘owns’ and 'owned' in this definition means the beneficial ownership of 50 (fifty) percent or more of the voting shares or other voting securities of such person;

‘Agency’ shall mean the designated agency as defined in the Act, which, at the date upon which the Exploration Right was granted, was the South African Agency for Promotion of Petroleum Exploration and Exploitation (Soc) Limited, Registration No. 1999/015715/07, also known as Petroleum Agency SA;

‘Annual Production Work Programme’ shall mean the annual work programme for Production Operations, inclusive of the budget of estimated costs and expenses of carrying out the same, that the Holder prepares in accordance with Clause 15;

‘Applicable Laws’ shall mean the laws of the State;

‘Appraisal Operations’ shall mean any operation, study, activity, or matter, whether taking place within or outside of the State, to appraise and evaluate the extent and volume of petroleum within a Discovery made by the Holder in the Production Area and to determine whether such Discovery could be a Commercial Discovery, including, if and to the extent applicable, all production of petroleum necessary in connection with completion and testing of any appraisal well (including, if necessary, any long-term production test) and all plugging and abandonment of any appraisal well and the terms ‘to appraise’ or ‘appraisal’ shall be construed accordingly;

Production Right - Execution version

‘Appraisal Programme’ shall mean the appraisal programme for Appraisal Operations that the Holder prepares in accordance with Clause 16;

‘Appraisal Report’ shall have the meaning ascribed to it in Clause 16.4;

‘Chief Executive Officer’ shall have the meaning ascribed to it in the preamble;

‘Claims’ shall have the meaning ascribed to it in Clause 22.2;

‘Commercial Discovery’ shall mean a Discovery by the Holder of petroleum in such quantities as the Holder believes will permit the economic development thereof, on its own or in combination with other existing Discoveries or as part of a unitised development;

‘Confidential Information’ shall have the meaning ascribed to it in Clause 24.1;

‘Day’ shall have the same meaning ascribed to it in the Act.

‘Discovery’ shall mean the discovery by the Holder of a geological feature within the Production Area that is determined by the Holder to be capable of producing petroleum;

‘Discovery Report’ shall have the meaning ascribed to it in Clause 16.1.3;

‘Divestment Participating Interest’ shall have the meaning ascribed to it in Clause 20.1.1;

‘Environmental Management Programme’ shall have the meaning ascribed to it in the Act, being the environmental management programme for the Production Area prepared by the Holder and approved by the Grantor, a copy of which is attached hereto at Annexure C, as amended from time to time;

‘Exploration Operations’ shall have the meaning ascribed to it in the Act, which for the purposes of this Production Right shall include Appraisal Operations;

‘Exploration Right’ shall mean the exploration rights in respect of petroleum and its by-products granted by the Grantor to the Holder, with reference numbers

30/5/2/3/2/86ER,;	30/5/2/3/2/21ER;	30/5/2/3/2/32ER;	30/5/2/3/2/33ER;
30/5/2/3/2/33ER;	30/5/2/3/2/34ER;	30/5/2/3/2/64ER;	30/5/2/3/2/94E and
30/5/2/3/2/20ER.

‘Gas Market Development Period’ shall have the meaning ascribed to it in Clause 6.2;

‘Final Reporting Period’ shall mean a period beginning on the day after the final complete Quarter of this Production Right and ending on the final day of the Initial Period or, where this Production Right has been renewed in terms of Section 85 of the Act, the final day of the final Renewal Period of this Production Right;

Production Right - Execution version

‘First Reporting Period’ shall mean a period beginning on the Effective Date and ending on the first to occur of 30th June, 30th September, 31st December or 31st March thereafter;

‘Gas’ shall mean any petroleum which at normal temperature and pressure is in a gaseous phase existing in a natural condition in the earth’s crust, regardless of the nature of the host rock, and includes any gas which has in any manner been returned to such natural condition, and includes condensate of such gas, but does not include gas obtained by destructive distillation or gas arising from a marsh or other surface deposit;

‘Gas Market Development Period’ shall have the meaning ascribed to it in Clause 32.1;

‘Good International Petroleum Industry Practices’ shall mean those good, sound and generally accepted prevailing standards, practices, considerations, and procedures that are applied by reasonable and prudent companies and operators in the international petroleum industry under conditions and circumstances similar to those experienced in the Production Area;

‘Government’ shall mean the government of the State;

‘Grantor’ shall have the meaning ascribed to it in the preamble;

‘Grantor Group’ shall mean, collectively, the Grantor, the Department of Mineral Resources (including the Minister) and the Agency (including the Chief Executive Officer), and the directors, officers, employees, agents, and representatives of each of the aforementioned;

‘HDP’ means historically disadvantaged person(s) as defined in the

‘Holder’ shall have the meaning ascribed to it in the preamble;

‘Holder Group’ shall mean, collectively, the Holder, the Holder’s Affiliates, contractors and sub-contractors of the Holder and the Holder’s Affiliates used in connection with Production Operations hereunder and the directors, officers, employees, agents and representatives of each of the aforementioned;

‘Initial Period’ shall mean a period 30 (thirty) years commencing from the Effective Date;

‘Legislative Changes’ shall have the meaning ascribed to it in Clause 27.1.3;

‘Minister’ shall have the meaning ascribed to it in the Act;‘Participating Interest’ shall mean the undivided share (expressed as a percentage) in all of the rights and obligations derived from this Production Right granted in respect of all or any part of the Production Area;

‘Party’ shall mean the Grantor or the Holder, as the case may be, and ‘Parties’ shall mean both of them;

‘Petroleum’ shall have the meaning ascribed to it in the Act;

Production Right - Execution version

‘Petroleum Bearing Area’ shall have the meaning ascribed to it in Clause 31.1;

‘Production Area’ shall mean the area within the State described in Clause 3, excluding those portions relinquished or abandoned from time to time or severed there from in accordance herewith;

‘Production Operations’ shall have the meaning ascribed to it in the Act;

‘Production Right’ shall mean this production right in respect of petroleum and its by-products, granted in terms of Section 84(1) of the Act read together with Regulation 35 published in the Government Gazette on 23 April 2004 and promulgated in terms of Section 107 (1) of the Act;

‘Production Work Programme’ shall mean the production work programme attached hereto as Annexure B, as amended from time to time;

‘Prospective Buyer’ shall have the meaning ascribed to it in Clause 20.1.1;

‘Quarter’ shall mean a three-month period beginning on 1st January, 1st April, 1st July or 1st October of each Year;

‘Regulations’ shall mean the regulations promulgated in terms of Section 107(1) of the Act;

‘Renewal Period’ shall mean that period of time for which this Production Right is renewed in terms of Section 85 of the Act read together with Regulation 38;

‘Respondent’ shall have the meaning ascribed to it in Clause 34.6;

‘Royalty Legislation’ shall mean the Mineral and Petroleum Resources Royalty Act, 2008 (Act No. 28 of 2008) and the Mineral and Petroleum Resources Royalty (Administration) Act, 2008 (Act No. 29 of 2008) and other such legislation which may be promulgated by the State governing the payment of royalties to the State;

‘Samples’ shall mean physical samples of rock, fluid and other materials acquired by the Holder in the course of conducting Production Operations for the purpose of preserving and analysing such samples;

‘State’ shall mean the Republic of South Africa;

‘State Option’ shall have the meaning ascribed to it in Clause 28.1;

‘Social and Labour Plan” shall mean the social and labour plan referred to in section 84(1)(i) of the Act read together with Regulation 46, that the holder prepares and which has been approved by the Grantor attached hereto as Annexure D

‘Technical Advisory Committee’ shall mean the committee established by the Parties in accordance with Clause 8.1;

Production Right - Execution version

‘Technical Member’ shall have the meaning ascribed to it in Clause 34.5;

‘Unitisation Proposal’ shall have the meaning ascribed to it in Clause 31.1;

‘Upstream Training Trust’ shall mean the independent Upstream Training Trust registered under registration number IT 1289/98;

‘Vis Major Period’ shall have the meaning ascribed to it in Clause 29.3; and

‘Year’ shall mean the period of 12 (twelve) calendar months from the Effective date and each subsequent 12 (twelve) month period thereafter and the terms ‘annual,’ or ‘annually’ shall be construed accordingly.

1.2.
Interpretation in this Production Right
1.2.1.
Where the context so requires, in this Production Right:
1.2.1.1.
words importing the masculine gender shall include the feminine and vice versa;
1.2.1.2.
the words ‘hereunder’, ‘herein’, ‘herewith’, ‘hereof’ and words of similar import are references to this Production Right as a whole and not to any particular provision of this Production Right, unless expressly provided to the contrary; and
1.2.1.3.
the words ‘include’ and ‘including’ shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.
1.2.2.
Headings and sub-headings to Clauses and sub-clauses in this Production Right are inserted for convenience only and are not to be taken into consideration in the interpretation or construction of this Production Right.
1.2.3.
References to any Clause or Annexure are to a Clause or Annexure (as the case may be) of this Production Right, unless expressly stated to the contrary.
1.2.4.
This Production Right has been written in English and shall be interpreted and construed in accordance with the English language. All correspondence, communication and documents exchanged between the Grantor and the Holder in connection herewith, whether oral or written, shall be in the English language.
1.2.5.
Except as otherwise provided herein, reference to any statute, statutory provision or regulation shall include a reference to that statute, statutory provision or regulation as amended, extended or re-enacted from time to time.
1.2.6.
Unless the context otherwise requires, words denoting the singular include the plural and vice versa.

Production Right - Execution version

1.2.7.
Unless the context otherwise requires, references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships.
1.2.8.
In the event of any conflict or inconsistency between the provision of this Production Right and the Act, the provisions of the Act shall govern. In the event of any conflict or inconsistency between the provisions of the Production Right and any Regulations, the Regulations shall govern.
1.2.9.
In the event of any conflict between the provision of the main body of this Production Right and its Annexures the provisions of the main body and this Production Right shall govern.
2.
Granting of the Production Right
2.1.
Subject to the Act, the Regulations and the terms and conditions set forth herein, the Grantor hereby grants to the Holder and the Holder hereby accepts this Production Right.
2.2.
As of the Effective Date, the Participating Interest of the Holder is 100 (one hundred) percent.
3.
Production Area

The Production Area shall comprise the farms/Area set out on Annexure “A” hereto situated in the district/s of Ventersburg, Welkom, Odendaalsrus in the Free State Province measuring 187427,2189 (one hundred and eighty seven thousand four hundred and twenty seven comma two one eight nine) hectares in extent.

4.
Exclusive Right to Apply for Separate Production Rights in Respect of Discoveries
4.1.
Subject to the provisions of Section 83 of the Act read together with Regulation 34, the Holder has the exclusive right to sever from this Production Right, apply for and be granted a separate production right in respect of each Commercial Discovery within the Production Area, provided that any such application for a separate production right has been applied for prior to the expiry date of this Production Right. Any production right granted to the Holder shall cover an area which is no less than the area fully covering each Commercial Discovery and in the event that a Commercial Discovery extends beyond the boundary of the Production Area into acreage over which no other person has an outstanding application for a production right, the Holder shall have the right to apply for a separate production right to include the full extent of the Commercial Discovery that falls outside the boundary of the Production Area.
4.2.
Any area falling within the Production Area in respect of which a separate production right has been granted to the Holder shall, as from the date such separate production right comes into effect in accordance with the Act, be severed from and no longer form part of the Production Area in respect of this Production Right, whereupon this Production Right shall cease to apply in respect of such area.

Production Right - Execution version

4.3.
In the case of the severance referred to in Clause 4.2, the Holder shall, as soon as practicable after the separate production right comes into effect, submit the necessary amended map reflecting the new size and extent of the Production Area, and the necessary endorsements shall be reflected on the Grantor’s records.
4.4.
Where this Production Right provides for a separate production right to be granted to the Holder, such separate production right shall be granted in a form and on terms and conditions which are in all material respects, consistent with the Production Right,
5.
Rights and Obligations of the Holder
5.1.
Without derogating from the Holder’s rights and obligations in terms of this Production Right and Sections 5 and 86 of the Act, the Holder shall have the:
5.1.1.
right by itself or via any other member of the Holder Group to enter the Production Area, bring on to the Production Area any plant, machinery and equipment and build, construct and lay down any surface, underground or under sea infrastructure, both inside and outside the Production Area, which may be required for the purpose of conducting Production Operations;
5.1.2.
sole and exclusive right to carry out Production Operations, explore for Petroleum and, if applicable, conduct Appraisal Operations, on or under the Production Area for its own account;
5.1.3.
exclusive right to own, use, produce, remove, take in kind, lift, transport (via pipelines, tank ships or otherwise), export and dispose of any Petroleum, including by-products, found in the Production Area, whether within or outside of the State, at prices obtained by the Holder;
5.1.4.
right to own and dispose of any and all facilities, materials, equipment, supplies and consumables purchased and/or leased by the Holder for the conduct of Production Operations; and
5.1.5.
right to carry out any other activity incidental to Production Operations, which activity does not contravene the Act.
5.2.
Without derogating from the Holder’s other obligations in terms of this Production Right, the Holder shall:
5.2.1.
conduct Production Operations in accordance with the Annual Production Work Programme and the Production Work Programme;
5.2.2.
comply with the Social and Labour Plan;
5.2.3.
comply with the Environmental Management Programme; and
5.2.4.
pay all amounts due and payable to the Grantor in terms of the Act, the Regulations, this Production Right and Applicable Laws.

Production Right - Execution version

6.
Commencement, Duration and Renewal
6.1.
This Production Right will commence on the Effective Date and, unless abandoned, cancelled, relinquished, suspended, terminated, extended or renewed in accordance herewith, will continue to be in force and effect until the end of the Initial Period.
6.2.
In accordance with Section 86(2) of the Act, the Holder shall, within 1 (one) year from the Effective Date, or such extended period as the Minister may authorise, commence Production Operations in accordance with the Annual Production Work Programme; provided that, if the Holder has exercised its option under Clause 32.1 of the Exploration Right (the ‘Gas Market Development Period’), then the Holder shall commence Production Operations within 1 (one) year of the expiry of the Exploration Right Gas Market Development Period.
6.3.
Upon application by the Holder prior to the end of the Initial Period, or of any Renewal Period, this Production Right shall be renewed by the Minister in accordance with and subject to the provisions of Section 85 of the Act read together with Regulation 38.
7.
Royalties and Other Payments
7.1.
The Holder shall pay royalties to the State in accordance with the Royalty Legislation read with the Royalty Stability Agreement if entered into between Minister and the Holder.
7.2.
All amounts due and payable by the Holder to the Grantor under this Production Right, which, for the avoidance of doubt, shall exclude the royalties payable in accordance with the Royalties Legislation, shall be paid into the Agency’s nominated bank account, namely:

Bank Name: ABSA

Branch: Parow

Branch Code: 502110

Account name: Petroleum Agency SA

Account number: 405 103 0832

Account type: Current Account

or such other bank account as the Grantor may from time to time notify the Holder in writing, but in no event will such notice be less than 30 (thirty) days before the beginning of the applicable payment date.

8.
Technical Advisory Committee
8.1.
The Parties shall by notice to each other, within 30 (thirty) days from the Effective Date, establish a committee (herein referred to as the ‘Technical Advisory Committee’) by appointing and identifying in the said notice representatives as follows:
8.1.1.
a chairman and one other person appointed by the Grantor; and

Production Right - Execution version

8.1.2.
two persons appointed by the Holder (one of which shall be a representative of the Operator).
8.2.
The Grantor and the Holder may appoint by notice to each other a replacement representative or an alternate to act in place of their representative. When an alternate acts in the place of any representative he or she shall be deemed to have the powers and shall perform the duties of such representative.
8.3.
Without prejudice to and without derogating from the rights and obligations of the Holder in terms of this Production Right, the Act and the Regulations, the functions of the Technical Advisory Committee are as follows:
8.3.1.
to review the Annual Production Work Programme and the progress of all Production Operations, to monitor the implementation thereof and to provide the Holder with advice and recommendations with regard thereto;
8.3.2.
to review any proposed amendments to the Annual Production Work Programme and/or the Production Work Programme and to provide the Holder with advice and recommendations with regard thereto;
8.3.3.
to review any Appraisal Programme and to provide the Holder with advice and recommendations with regard thereto;
8.3.4.
to review any proposed production work programme to be submitted in support of an application for a separate production right pursuant to Clause 4.1 and provide the Holder with advice and recommendations with regard thereto;
8.3.5.
to review the accounting of expenditure and the maintenance of operating records and reports kept in connection with Production Operations and to provide the Holder with advice and recommendations with regard thereto; and
8.3.6.
to offer advice to the Holder in order to promote the efficient carrying out of Production Operations.
8.4.
The Technical Advisory Committee shall meet once annually within 15 (fifteen) days of the submission of the proposed Annual Production Work Programme pursuant to Clause 15.1. Otherwise, the Technical Advisory Committee shall meet as and when required by its members, in which case 30 (thirty) days’ notice must be given by the Party requesting such meeting.
8.5.
All meetings shall be held in Cape Town, South Africa or such other place as is unanimously agreed to by the members of the Technical Advisory Committee.
8.6.
The Grantor shall propose for the Holder’s consideration a meeting agenda. The aforesaid agenda and the copies of all the necessary documentation and presentation materials shall be exchanged between the Parties not less than 7 (seven) days prior to the meeting.

Production Right - Execution version

8.7.
Three representatives of the Technical Advisory Committee shall form a quorum, provided that at least one representative of the Grantor and one representative of the Operator are present.
8.8.
Any member of the Technical Advisory Committee shall on no less than 7 (seven) days’ notice to the other members of the Technical Advisory Committee prior to the meeting have the right to bring any expert or advisor to a meeting of the Technical Advisory Committee for the purpose of advising on any matter requiring the advice of an expert or advisor. The chairman of the meeting shall cause minutes of each meeting to be kept and circulated to the members of the Technical Advisory Committee within 30 (thirty) days of each meeting.
8.9.
The proceedings and processes of the Technical Advisory Committee are without prejudice to the rights and obligations of the Grantor Group or the Holder Group.
8.10.
Where a Party has assigned not less than 10% of its Participating Interest to a person other than the other Party, the membership of the Technical Advisory Committee shall, without reduction in the number of representatives of the Grantor and the Holder, be enlarged to include such assignee, who shall appoint and identify in writing to the Parties one representative who shall, subject to the provisions of this Clause 8, be entitled to participate in the proceedings and processes of the Technical Advisory Committee. The Grantor may in such circumstances enlarge its’ membership of the Technical Advisory Committee to equal that of the Holder and any such assignee.
9.
Cancellation or Suspension of the Production Right
9.1
It is recorded that in terms of section 90 of the Act the Minister is empowered to cancel or suspend this Production Right in the circumstances set out in and in accordance with the provisions of Section 47 of the Act.
9.2
Should this Production Right be cancelled or suspended in accordance with Section 90 of the Act, the Holder shall not be absolved from those obligations and liabilities that have accrued up to the date of such cancellation or suspension.
9.3
Any cancellation or suspension of this Production Right by the Grantor shall be without prejudice to the Grantor’s or the Holder’s other rights under this Production Right or Applicable Laws.
10.
Voluntary Abandonment and Voluntary Relinquishment of the Production Area
10.1
Subject to Clause 10.5, the Holder may, at any time, upon giving the Grantor not less than 180 (one hundred and eighty) days’ prior notice, abandon this Production Right by relinquishing the entire Production Area to the Grantor.
10.2
If the Holder gives notice to abandon this Production Right in terms of Clause 10.1, the Holder shall following the date of such notice have the right to discontinue Production Operations and shall, subject to Section 43 of the Act, from such date have no further cost, liability or obligation in respect of Production

Production Right - Execution version

Operations, including, for the avoidance of doubt, the Production Work Programme and the Annual Production Work Programme.
10.3
Subject to Clause 10.5, the Holder may, at any time and from time to time, by giving the Grantor not less than 90 (ninety) days’ prior notice, relinquish any portion of the Production Area. Such notice shall be accompanied by a map depicting the Production Area still covered by this Production Right.
10.4
If the Holder gives notice to relinquish any portion of the Production Area in terms of Clause 10.3, the Holder shall following the date of such notice have the right to discontinue Production Operations in respect of that portion of the Production Area relinquished and shall, subject to Section 43 of the Act, from such date have no further cost, liability or obligation in respect of Production Operations in respect of that portion of the Production Area relinquished, including, for the avoidance of doubt, the Production Work Programme and the Annual Production Work Programme, which shall be modified accordingly.
10.5
Any abandonment in terms of Clause 10.1 or relinquishment in terms of Clause 10.3 shall not absolve the Holder of any cost, liability or obligation incurred by the Holder in respect of this Production Right prior to the date of such abandonment or relinquishment.
10.6
From the date that the Holder has abandoned this Production Right in terms of Clause 10.1 or has relinquished a portion of the Production Area in terms of Clause 10.3, the Grantor shall be entitled to grant to any other person any of the rights and permits referred to in the Act in respect of the Production Area so abandoned or relinquished, subject to Section 43 of the Act.
10.7
From the date that the Holder has abandoned this Production Right in terms of Clause 10.1, the Holder shall within 6 (six) months furnish the Grantor with a copy of all the Acquired Data that has not been previously furnished to the Grantor. The Holder shall thereafter be entitled to freely use, distribute or dispose of such Acquired Data in respect of the Production Area so abandoned.
10.8
From the date that the Holder has relinquished any portion of the Production Area in terms of Clause 10.3, the Holder shall within 6 (six) months furnish the Grantor with a copy of all of the Acquired Data that has not been previously furnished to the Grantor in respect of that portion of the Production Area so relinquished. The Holder shall thereafter be entitled to freely use, distribute or dispose of such Acquired Data.
10.9
The Holder shall apply for a closure certificate in terms of Section 43 of the Act in respect of any abandonment or relinquishment in terms of this Clause 10.
11.
Rights to Minerals and Petroleum
11.1
Except as provided for herein in respect of Petroleum and its by-products, this Production Right confers no rights on the Holder in respect of any mineral (as defined in the Act) discovered in the Production Area. Should the Holder discover any mineral of potential value during Production Operations, the Holder shall, as soon as reasonably practicable after discovery of the same, report such discovery to the Grantor.

Production Right - Execution version

11.2
The Holder may thereafter, subject to any prior third party rights, apply for a reconnaissance permission, prospecting right or mining right in respect of such mineral.
12.
Examination of the Production Area

The Minister or any person duly authorised by the Minister in accordance with Section 91 of the Act may, in accordance with Sections 91 and 92 of the Act, enter upon the Production Area and conduct routine inspections and exercise such related powers as are set out in the Act at all reasonable times and at their own risk and expense.

13.
Records and Samples
13.1
Without derogating from the Holder’s responsibilities in terms of Section 88(1) of the Act read together with Regulation 37, the Holder shall keep current and accurate records of all Acquired Data acquired during Production Operations and such Acquired Data shall be kept in such form as is agreed between the Parties, acting reasonably.
13.2
Samples shall be taken by the Holder in accordance with Applicable Laws, Good International Petroleum Industry Practices and the Grantor’s reporting and sampling guidelines. The Holder shall, at its own cost, save, correctly label and, as soon as reasonably practicable after taking the same, deliver to the Grantor a representative portion of all Samples in such form as is agreed by the Parties, acting reasonably.
13.3
Subject to Clause 13.5, the Grantor shall be entitled to inspect any Samples kept by the Holder at all reasonable times on reasonable notice.
13.4
Prior to the Holder discarding any Samples, the Holder shall notify the Grantor. Should the Grantor require such Samples, the Holder shall, at its cost, deliver to the Grantor the Samples so requested in writing by the Grantor. Notwithstanding anything to the contrary in this Production Right or otherwise, if the Grantor does not respond within 30 (thirty) days of receipt of such notice from the Holder, the Holder is free to discard such Samples.
13.5
The Holder may export Existing Data and Acquired Data (including Samples) for processing or laboratory examination or analysis by the Holder or by third parties or for storage outside of the State, provided that representative Samples (reasonably equivalent in quality) and copies of the Acquired Data (reasonably equivalent in quality) have first been delivered to the Grantor. In the case of Acquired Data or Samples which cannot be copied or sub-sampled prior to export (e.g. core), the Holder shall retain such Acquired Data or Samples, provided that the Grantor is informed that such Acquired Data or Samples cannot be copied or sub-sampled prior to the export thereof.
13.6
Subject to Clause 13.5, the Holder shall deliver to the Grantor, at the Holder’s expense, digital and, where appropriate, paper copies of all Acquired Data (other than Samples) as soon as reasonably practicable after such Acquired Data is acquired or prepared.

Production Right - Execution version

14.
Reports
14.1.
The Holder shall keep the Grantor advised of all material developments taking place during the course of Production Operations and, to the extent the same have not already been supplied by the Holder pursuant to this Production Right or the Exploration Right, shall furnish the Grantor with such other further reports and information as the Grantor may reasonably require.
14.2.
Without derogating from the generality of Clause 14.1 or the Holder’s reporting obligations in terms of Section 88 of the Act, during the term of this Production Right the Holder shall within 21 (twenty one) days after the end of (a) the First Reporting Period, (b) each Quarter after the First Reporting Period and (c) the Final Reporting Period, and within 60 (sixty) days from the end of each completed Year, submit to the Grantor a written report reflecting, for the relevant period, the progress of Production Operations, including a summary of:
14.2.1.
the numbers of local persons (classified by race and gender) and expatriate persons employed;
14.2.2.
the work done and expenditure on Production Operations;
14.2.3.
the site and depth of every well drilled or being drilled and the formations penetrated and particulars regarding any occurrence of Petroleum encountered;
14.2.4.
a statement of compliance with the Environmental Management Programme; and
14.2.5.
a statement of compliance with the Social and Labour Plan.
14.3.
The Grantor and the Holder shall each own the Acquired Data in its possession and, after the termination, cancellation or abandonment of this Production Right or relinquishment of any portion of the Production Area, each Party may freely use, sell, distribute, trade, license or otherwise disclose or dispose of such data relating to the areas no longer included in the Production Area; provided, however, in the case of a separate production right granted pursuant to Clause 4.1, Acquired Data in respect of the area covered by such production right will be subject to the terms and conditions set forth in such production right.
14.4.
None of the terms of this Production Right shall be construed as requiring the Holder to disclose any of its or its Affiliates’ proprietary technology or proprietary technology that is licensed or otherwise acquired by the Holder or its Affiliates from third parties.
14.5.
Within 6 (six) months, from the termination and/or cancellation of this Production Right, the Holder shall furnish the Grantor with a copy of all the Acquired Data not already in the possession of the Grantor.
15.
Production Work Programme and Annual Production Work Programme
15.1
Not later than 60 (sixty) days from the Effective Date, the Holder shall submit to the Grantor an Annual Production Work Programme for the remainder of the current Year. Thereafter, at least 90 (ninety) days

Production Right - Execution version

prior to the commencement of each succeeding Year, the Holder shall submit to the Grantor its Annual Production Work Programme for such succeeding Year or part thereof, as the case may be.
15.2
Each Annual Production Work Programme shall set forth the Production Operations to be carried out during the subject Year or part thereof, as the case may be. The Production Operations to be carried out under the Annual Production Work Programme shall be consistent with the Production Work Programme.
15.3
Should the Holder have exercised its option under Clause 32.1 of the Exploration Right in respect of this Production Right, then the provisions of Clauses 15.1 and 15.2 shall not apply until such time as the Holder has given notice to the Grantor pursuant to Clause 32.2.1 of the Exploration Right; provided, however, if such notice is given less than 90 (ninety) days prior to the commencement of a Year, then the 90 (ninety) day period required by Clause 15.1 for submission of the Annual Production Work Programme for the succeeding Year shall be deemed to have been satisfied in respect of such Annual Production Work Programme.
15.4
If the Holder gives notice to the Grantor pursuant to Clause 32.2.2 of the Exploration Right, then the provisions of Clauses 15.1 and 15.2 shall be of no further force or effect from the date of such notice and the Holder shall have no liability or obligation in respect thereof.
15.5
Any approval of the Minister required pursuant to Section 102 of the Act in connection with any amendment to the Production Work Programme proposed from time to time by the Holder shall not be unreasonably withheld, conditioned or delayed.
16.
Discoveries and Testing
16.1
If from time to time during the course of Production Operations under this Production Right a Discovery is made by the Holder in the Production Area, the Holder shall:
16.1.1
promptly notify the Grantor of the fact that a Discovery has been made;
16.1.2
cause tests to be made on the Discovery within a reasonable period of time consistent with Good International Petroleum Industry Practices, in order to determine whether the Discovery is or could be a Commercial Discovery and worthy of appraisal. Prior to testing the Discovery, the Holder shall give notice to the Grantor of the tests the Holder intends to conduct and the Grantor shall have the right to witness such tests.
16.1.3
within 60 (sixty) days (or such longer period as may be agreed between the Parties in writing) after having completed and received the results of the tests under Clause 16.1.3, furnish the Grantor with a copy of the test results report containing a summary of the Holder’s interpretation of such tests (the ‘Discovery Report’)

Production Right - Execution version

16.2
All tests and measurements conducted by the Holder for the purpose of establishing the potential existence of a Commercial Discovery shall be carried out in accordance with Good International Petroleum Industry Practices.
16.3
If the Holder considers, after providing the Grantor with the Discovery Report, that the Discovery could be a Commercial Discovery, then the Holder must take reasonable steps to appraise the Discovery and submit an Appraisal Programme to the Grantor for approval.
16.4
Within 180 (one hundred and eighty) days from the date of completion of Appraisal Operations, or such further period as agreed between the Parties in writing, the Holder shall deliver to the Grantor (a) a full report containing particulars of the results of such Appraisal Operations, including particulars and preliminary estimates relating to the location and depth of Petroleum reservoirs, the composition of Petroleum, the estimated recoverable reserves of Petroleum, and the estimated daily production potential of Petroleum, and (b) a declaration by the Holder as to whether or not the Discovery is a Commercial Discovery (the ‘Appraisal Report’).
16.5
If the Holder (a) considers, after providing the Grantor with the Discovery Report, that the Discovery is a Commercial Discovery, or (b) declares in the Appraisal Report that the Discovery is a Commercial Discovery, then the Holder may either (i) submit a proposal to amend the Production Work Programme to provide for the development of, production from and exploitation of, the Discovery; or (ii) apply for and be granted a separate production right in respect of the Discovery in accordance with Clause 4.
16.6
If (i) the Holder submits a proposal to amend the Production Work Programme to provide for the development of, production from and exploitation of, the Discovery and (ii) Production Operations are significantly expanded (including by extension of the production area as contemplated in Clause 16.9) as a result of the Discovery, the holder shall make an application in terms of section 102 of the Act to amend the Production Work Programme, the Environmental Management Programme and Social and Labour Plan to take account of the Discovery and the Minister shall not unreasonably withhold, condition or delay approval of any such amended Production Work Programme, Environmental Management Programme and Social and Labour Plan.
16.7
The Holder shall have the exclusive right to develop, produce and exploit any Discovery that is the subject of an amended Production Work Programme, which Discovery shall be deemed to be included in this Production Right, which shall apply mutatis mutandis thereto.
16.8
Following any approval of the amended Production Work Programme, the next proposed Annual Production Work Programme shall be prepared according to the amended Production Work Programme.
16.9
In the event that the Discovery extends beyond the Production Area into other area(s) which geologically form part of the same Petroleum reservoir within the State which are subject to permits or rights held entirely by the Holder or the Holder and any other party(ies) to this Production Right, then the Holder shall have the right to give notice to the Grantor of the same and shall include with such notice a map in similar format to Annexure A depicting the size and extent of the Production Area and the size and extent of the

Production Right - Execution version

Discovery. Upon receipt by the Grantor of such notice and map, the Production Area shall be deemed to be enlarged to include the size and extent of the Discovery, the Holder shall present the original copy of this Production Right to the Grantor, complete with such map, for an endorsement reflecting such enlarged Production Area, the Grantor shall make such endorsement and shall make the same endorsement on its original copy of the Production Right and shall reflect the same on its records and the Production Area, as enlarged, shall for all purposes be deemed to be included in this Production Right, which shall apply mutatis mutandis thereto.
17.
Manner of Conducting Production Operations
17.1
Without derogating from the provisions of Applicable Laws and the Environmental Management Programme, the Holder shall:
17.1.1
execute all Production Operations in a proper and workmanlike manner in accordance with Good International Petroleum Industry Practices and, without prejudice to the generality of the foregoing, the Holder shall take all reasonable and practical steps in order to prevent:
17.1.1.1
the escape or waste of Petroleum discovered in the Production Area;
17.1.1.2
damage to any Petroleum reservoir;
17.1.1.3
the entrance of uncontrolled water through wells to any Petroleum reservoir;
17.1.1.4
the escape of Petroleum into any waters or aquifer in the vicinity of the Production Area; and
17.1.1.5
pollution of the terrestrial or marine environment;
17.1.2
promptly inform the Grantor of the occurrence of any event described in Clauses 17.1.1.1 to 17.1.1.5 inclusive;
17.1.3
take all actions required under the Environmental Management Programme and all Applicable Laws with respect to any of the incidents referred to Clauses 17.1.1.1 to 17.1.1.5 inclusive;
17.1.4
upon the completion of any operation or activity within the Production Area, promptly notify the Grantor of any obstruction, including the location, nature and extent thereof, that remains in the Production Area;
17.1.5
not flare any Petroleum, except in the case of flaring for safety reasons, without the Grantor’s prior written approval, which approval shall not be unreasonably refused, conditioned or delayed; and
17.1.6
promptly give notice to the Grantor of all Production Operations which may be reasonably expected to interfere with the rights of other users of the Production Area and take all reasonable steps to minimise interference with the rights of other users.

Production Right - Execution version

18.
Existing Data
18.1
It is recorded that no Existing Data has been available to the Holder. Any data or information relating to the Production Area that the Grantor has available at the Effective Date independent of the Holder, or which the Grantor subsequently acquires independent of the Holder, will be made available for inspection, copying and use by the Holder. The Holder shall pay the Grantor for the reasonable and customary costs incurred in copying and preparing such data or information. Should such further data or information be provided to the Holder, such data and information shall be deemed to form part of the Existing Data and Annexure F will be amended accordingly.
18.2
Upon terms and conditions to be agreed, the Grantor may assist the Holder in resolving technical problems relating to the Existing Data. Such assistance shall not include interpretation of the Existing Data.
18.3
Ownership in all Existing Data vests in the Grantor. On expiry, cancellation, termination or abandonment of this Production Right, all Existing Data in the Holder’s possession shall as soon as reasonably practicable, at the Holder’s cost, be returned to the Grantor. Alternatively, the Holder shall submit to the Grantor a certificate to the effect that all such copies have been destroyed.
18.4
While every effort has been made to verify the quality and accuracy of the Existing Data, the Grantor Group shall not be liable for any error or inaccuracy contained within the Existing Data or any damages of whatsoever nature suffered by the Holder arising from any such error or inaccuracy in the Existing Data.
19.
Environmental Protection and Financial Provision
19.1.
The Holder shall conduct all Production Operations in accordance with the Environmental Management Programme.
19.2.
The Holder must annually assess its environmental liability in accordance with Section 41(3) of the Act and, if appropriate, increase-such financial provision to the satisfaction of the Minister.
20.
Social and Labour Matters
20.1.
The Grantor and the Holder are desirous of encouraging black investment and employment in the upstream sector of the oil and gas industry in the State. To this end:
20.1.1.
the Holder shall, within 90 days from the effective date, offer to sell, at a fair market value, on terms to be agreed and approved by the Agency, up to 10% (ten percent) of its Participating Interest or in its equity (the ‘Divestment Participating Interest’) to either:
20.1.1.1.
a suitable historically disadvantaged person (‘HDP’); or

Production Right - Execution version

20.1.1.2.
where no HDP has been identified or the Agency has not approved the proposed offer because it does not advance the attainment of the object referred to in section 2(d) of the Act, any State Owned Company;

(with the HDP or State Owned Company, as the case may be, being referred to herein as the ‘Prospective Buyer’);

provided, however, that, notwithstanding the foregoing provisions of this Clause 20, if the Holder shall have divested part of its Participating Interest prior to offering to sell the Divestment Participating Interest to the Prospective Buyer pursuant to this Clause 20, then the Divestment Participating Interest shall be divided pro-rata among all of the holder(s) of a Participating Interest and the provisions of this Clause 20 shall apply pari passu with respect thereto; and further provided, always, that neither the Prospective Buyer nor any other person shall have any right pursuant to the provisions of this Clause 20 or Applicable Laws (irrespective of any change in Applicable Laws following the date of execution of the Exploration Right) to acquire more than a 10 (ten) percent Participating Interest;

20.1.2.
the Holder shall require the Prospective Buyer to become a party to this Production Right upon execution of a written agreement in respect of the purchase by the Prospective Buyer of the Divestment Participating Interest;
20.1.3.
the Holder shall employ South Africans having appropriate qualifications and experience (giving preference to historically disadvantaged persons), taking into account the Holder’s operational requirements under this Production Right and provided, always, that the Holder may employ a person who has necessary qualifications and experience and who is not a South African if the required skills are not available in the South African labour market. Wages and salaries of the Holder’s South African personnel will be determined in accordance with prevailing local labour market conditions;
20.1.4.
in the normal course of the Holder’s operations, the Holder shall subject to the conditions set out in Clause 20.1.3 give preference, in procuring for purposes of use in Production Operations, to the equipment, machinery, materials, instruments, supplies and accessories manufactured or produced by or otherwise available in the State (and particularly from historically disadvantaged persons) and which are competitive with those available outside the State in terms of price, quality, reliability and availability;
20.1.5.
the Holder shall subject to the conditions in Clause 20.1.3 use contractors and/or sub-contractors who are South Africans (giving preference to historically disadvantaged persons) whose services and standards are competitive with those available outside the State in terms of price, quality, reliability, expertise and availability; and

Production Right - Execution version

20.1.6.
the Holder shall pay the amounts set out and specified in the attached Annexure E to the Upstream Training Trust, to be used by the Upstream Training Trust for the training, education, and obtaining of practical experience for historically disadvantaged persons and other South Africans in the manner determined by the trustees.
20.2.
The Holder must, in consultation with the Grantor, make revisions to the Social and Labour Plan attached hereto as Annexure D in accordance with Regulation 46 to ensure compliance with section 2(d) and(f) of the Act.
20.3.
The Holder must submit the revised Social and Labour Plan, prepared in accordance with Clause 20.2, 18 months from the effective date and the revised Social and Labour Plan will become effective upon approval of the Minister, but not before 24 months from the effective date.
20.4.
Failure by the Holder to submit the revised Social and Labour Plan in accordance with Clauses 20.2 and 20.3 and to obtain the approval of the Minister for the revised Social and Labour Plan after 24 months from the effective date shall constitute breach of the terms and conditions of the right as contemplated by section 47(1) (b) of the Act.
21.
Financial Records and Audits
21.1.
The Holder shall keep in the State financial records and accounts of all transactions pertaining to this Production Right in accordance with generally accepted accounting principles applicable in the State.
21.2.
Upon at least 30 (thirty) days’ advance notice, the Grantor or its duly appointed representative may audit, at its own cost, any such financial records and accounts pertaining to this Production Right or copies thereof.
22.
Indemnity and Insurance
22.1.
The Holder shall for the duration of this Production Right conduct Production Operations in a manner that safeguards and protects persons from injury or death and prevents damage or destruction of property and the environment in accordance with Good International Petroleum Industry Practices.
22.2.
The Holder hereby undertakes to defend, hold harmless and indemnify the Grantor Group from and against any and all claims, costs, charges, liabilities and expenses, including reasonable legal costs (hereinafter referred to as ‘Claims’), that may be instituted against or suffered by any member of the Grantor Group as a result of injury or death to any person or damage or destruction to any property and/or the environment arising from the negligent and/or unlawful acts and/or omissions of the Holder Group.

Production Right - Execution version

22.3.
The Holder shall as soon as reasonably practicable after the Effective Date obtain and maintain sufficient insurance during the term of this Production Right to insure those risks related to Production Operations and support the indemnities given by the Holder under this Production Right which are customary to insure against in the international petroleum industry or in accordance with Good International Petroleum Industry Practices. The Holder, with the prior written approval of the Grantor, not to be unreasonably refused, conditioned or delayed, may implement a policy of self insurance in respect of certain risks related to Production Operations. Without derogating from the generality of the foregoing such insurance shall specifically provide for:
22.3.1.
all risks in respect of any property or equipment used in connection with Production Operations;
22.3.2.
pollution liability;
22.3.3.
third-party liability and public liability;
22.3.4.
removal of wrecks and cleaning-up operations pursuant to an accident in the course of or as a result of Production Operations; and
22.3.5.
the Holder’s liability to its contractors, employees, consultants and agents engaged in Production Operations.
23.
Health and Safety

If any emergency or incident arising from Production Operations causes or has the potential to cause death and/or injury to persons or damage to and/or destruction of property and/or the environment, the Holder shall to the extent practicable in the circumstances consult with the responsible Government departments and take such action as may be prescribed under Applicable Laws or where not prescribed take such prudent and necessary action in accordance with Good International Petroleum Industry Practices.

24.
Confidentiality and Public Announcements
24.1
Except as otherwise provided under this Production Right, the Acquired Data and the Existing Data together with all programmes, tests, analyses, results, books, statements, records, returns, plans, information and correspondence between the Parties (hereinafter collectively referred to as ‘Confidential Information’) shall, subject to Section 88(2) of the Act, be treated as confidential by the Parties during the term of this Production Right and shall not be disclosed by either of the Parties to any person without the prior written consent of the other Party, such consent not to be unreasonably refused, conditioned or delayed, except in the following circumstances:
24.1.1
where the Holder is required by law, regulation, decree, rule or order applicable to the Holder or its Affiliates to disclose such Confidential Information;

Production Right - Execution version

24.1.2
where the Holder discloses Confidential Information to any member of the Holder Group; provided that the Holder informs that member of the Holder Group of the confidential nature of information so disclosed;
24.1.3
to the extent that such Confidential Information has to be produced at legal proceedings or because an order from a court of competent jurisdiction has compelled the production of such Confidential Information;
24.1.4
where the Holder discloses Confidential Information to prospective or actual contractors, consultants, advisors and attorneys employed by any member of the Holder Group where disclosure of such Confidential Information is necessary to such person’s services; provided that, prior to disclosure, the Holder informs such contractor, consultant, advisor and/or attorney of the confidential nature of the information so disclosed and takes reasonable steps to ensure the confidentiality thereof;
24.1.5
where the Holder discloses Confidential Information to a bank or other financial institution to the extent appropriate to the Holder arranging for funding; provided that, prior to disclosure, such person provides the Holder with a written undertaking of confidentiality that is not less restrictive than the confidentiality restrictions set out in this Clause 24;
24.1.6
to the extent that such Confidential Information must be disclosed pursuant to any rules or requirements of any recognised stock exchange on which the securities of any member of the Holder Group are or are to be traded;
24.1.7
where the Holder discloses Confidential Information to a bona fide prospective purchaser or purchasers of all or part of the Holder or to whom the Holder’s rights and obligations under this Production Right are proposed to be assigned;
24.1.8
to the extent that any Confidential Information, through no fault of the Holder, has become or becomes part of the public domain;
24.1.9
where the Holder discloses Confidential Information as part of an exchange with third parties for the geological, geophysical, geochemical or any other technical or scientific data, reports and information (either raw, processed or interpreted) pertaining to their Petroleum operations in respect of other acreage within the State and subject to the execution of suitable confidentiality arrangements. In this event the Grantor shall be apprised of the extent of the proposed exchange; or
24.1.10
where the Holder discloses Confidential Information to its co-venturers pursuant to the terms of the Joint Operating Agreement.
24.2
Except as may be required by laws, rules, regulations or decrees (including that of a stock exchange) applicable to the Holder or its Affiliates, the Holder shall make no public announcement with regard to this Production Right or any matter related thereto, unless the Holder has furnished the Grantor with a copy of the intended public announcement and the Grantor has given its prior written approval, which approval shall not unreasonably be withheld or delayed. If the Grantor desires to issue any press release, media

Production Right - Execution version

statement, or interview on any Petroleum Discovery, estimated Petroleum reserves, and/or any well drilling operations, tests, and/or results relating to the Production Operations hereunder, the Grantor shall give written notice thereof to the Holder at least 3 (three) Business Days in advance to enable the Holder to comply with disclosure rules and requirements imposed on any Holder Party or its Affiliates by the laws, regulations or rules of the relevant countries in which such Holder Party is. incorporated or doing business or in which the securities of such Holder Party or its Affiliates are or are to be listed or traded.
24.3
When a public announcement or statement becomes necessary or desirable because of impending danger to, or loss of, life, damage to property or pollution as a result of Production Operations, either Party is authorised to issue and make such announcement or statement without prior notice or prior approval of the other Party where such prior notice and approval is impractical. In such a case the Party making the announcement or statement shall promptly furnish the other Party with a copy of such announcement or statement.
25.
Cession and Sub-contracting
25.1
This Production Right may not be ceded, transferred, let, sub-let, assigned, alienated or otherwise disposed of without the written consent of the Minister in terms of Section 11 of the Act
25.2
The Holder may from time to time appoint one or more contractors and/or sub-contractors to carry out any portion of the Annual Production Work Programme and/or Production Work Programme; provided that the Holder shall always remain liable to the Grantor for the compliance with and observance of its obligations in terms of this Production Right.
26.
Law and Interpretation
26.1
The Holder shall comply with all Applicable Laws.
26.2
Without derogating from the provisions of Section 4 of the Act, this Right shall be governed, construed and interpreted in accordance with the laws of the State.
26.3
The Grantor and the Holder are not partners, nor is it the intention of the Parties to create a partnership, and Production Operations to be carried out in terms of this Production Right are at the sole cost, risk and expense of the Holder and any person who acquires a Participating Interest hereunder, including, for the avoidance of doubt, the Divestment Participating Interest and the State Option.

Production Right - Execution version

27.
Obligations of the Grantor
27.1
The Grantor undertakes to do and perform all acts and things which are or may be required to be done or performed to give full effect to this Production Right in accordance with its provisions and:
27.1.1
shall ensure that the rights and obligations of the Holder under this Production Right will not be altered without the prior written consent of the Holder;
27.1.2
the Grantor guarantees that the stability of the legal terms and the provisions of this Production Right, and any and all separate production rights arising from it, shall be maintained as such terms and provisions exist as of the date of execution of the Exploration Right for the duration of this Production Right and any and all separate production rights arising from it;
27.1.3
if, at any time or from time to time after the date of execution of the Exploration Right, there is any change or changes enacted or prescribed to any national or local legislation, regulations, policies, practices, directives or the like (‘Legislative Changes'), which in any way materially limit (directly or indirectly), or adversely affect (directly or indirectly) any rights granted to the Holder under this Production Right and/or any and all separate production rights arising from it, or obligations assumed by the Holder under this Production Right and/or any and all separate production rights arising from it and/or the contractual equilibrium of this Production Right and/or any and all separate production rights arising from it, then the Holder may notify the Grantor of the same, whereupon the Parties shall consult with each other and conduct negotiations in good faith and shall, for such purpose, attend at least one meeting with each other, with a view to agreeing upon and implementing an arrangement to take account of the Legislative Changes and to modify as appropriate this Production Right and/or any and all separate production rights arising from it to restore the contractual equilibrium thereof for the remaining duration of this Production Right and/or any and all separate production rights arising from it;
27.1.4
if the Parties cannot reach agreement pursuant to the provisions of Clause 27.1.3 within 90 (ninety) days of the notice referred to in Clause 27.1.1, then either Party shall be entitled to refer the matter to arbitration, in relation to which arbitration the provisions of Clause 34, shall have effect; and
27.1.5
terms relating to Income Tax and royalty stability will be established through contracts between the Holder and the Minister of Finance of the State as provided for in the Income Tax Act, 1962 (Act No. 58 of 1962) and Royalty Legislation.
28.
State Option
28.1
Subject always to the obligations of the Grantor contained in Clause 27, the State has an option, exercisable within 90 (ninety) days from the approval by the Agency of the offer by the holder to sell a participating interest to a suitable HDP or any State Owned Company pursuant to the provisions of Clause 20.1.1 or, if the Holder has exercised its option with respect to the Gas Market Development Period, within 90 (ninety) days from the expiry of the Gas Market Development Period , to acquire up to 10 (ten) percent

Production Right - Execution version

of the Holder’s Participating Interest in this Production Right (‘State Option’). The Holder must furnish the Grantor with all relevant and material information to enable the State to decide whether to acquire 10 (ten) percent of the Holder’s Participating interest in this Production Right.
28.2
Should the State elect to exercise the State Option it must notify the Holder, within 90 (ninety) days from the approval by the Agency of the offer by the holder to sell a participating interest to a suitable HDP or any State Owned Company pursuant to the provisions of Clause 20.1.1 or, if the Holder has exercised its option with respect to the Exploration Right Gas Market Development Period, within 90 (ninety) days from the expiry of the Exploration Right Gas Market Development Period:
28.2.1
that it has elected to exercise the State Option; and
28.2.2
the Participating Interest, up to 10 (ten) percent, that it elects to acquire.
28.3
Upon the exercise of the State Option, the State will become a party to the joint operating agreement relating to the Production Area. The terms and conditions contained in the joint operating agreement shall not limit the State in the exercise of any of its rights and obligations as the Grantor hereunder. The rights and obligations of the State under the terms of the Joint Operating Agreement shall be separate from, and without prejudice to, its rights and obligations as the Grantor hereunder.
28.4
The State shall pay its Participating Interest share of all costs and expenses related to any approved Production Work Programme and/or any approved Annual Production Work Programme; provided, however, that the State, or any assignee of all or part of the State’s Participating Interest, shall not be liable for any costs and expenses relating to any Exploration Operations conducted within the Production Area prior to the Effective Date.
28.5
If the State does not exercise the State Option within the 90 (ninety) day periods provided for in Clause 28.1, the State Option shall lapse and be of no further effect.
28.6
Notwithstanding the foregoing provisions of this Clause 28, if the Holder shall have divested part of its Participating Interest prior to the exercise by the Grantor of the State Option, then the percentage Participating Interest to be acquired by the Grantor under the State Option shall be divided pro-rata among all of the holder(s) of a Participating Interest and the foregoing provisions of this Clause 28 shall apply pari passu with respect thereto; provided, always, that the Grantor shall have no right pursuant to the State Option to acquire more than a 10% (ten percent) Participating Interest.
29.
Vis Major
29.1.
Any act, cause, thing or event outside the control of the Holder, including acts of God, war, insurrection, civil commotion, blockade, strikes, flood, storm, lightning, fire, earthquake or loss of electricity for a sustained period, which prevents the Holder from fulfilling its obligations or enjoying its rights under this Production Right, shall be regarded as vis major and any failure on the part of the Holder to fulfil its obligations as a consequence of vis major shall not constitute a breach hereof.

Production Right - Execution version

29.2.
Financial inability, ordinary hardship and inconvenience on the part of the Holder, howsoever caused or arising, shall not be regarded as vis major.
29.3.
If the Holder by reason of vis major as contemplated in Clause 29.1 is prevented from fulfilling its obligations or enjoying its rights under this Production Right, the Holder shall promptly notify the Grantor thereof and the Holder shall take all reasonable steps to investigate and remove the cause thereof. During the period of time such vis major continues (the 'Vis Major Period’), the Holder’s obligation to perform Production Operations will be suspended. The Holder shall promptly notify the Grantor as soon as such Vis Major Period ends and the Holder shall as soon as is reasonably practicable thereafter resume Production Operations.
29.4.
Upon the Holder notifying the Grantor of the end of the Vis Major Period, the period of suspension contemplated in Clause 29.3 shall come to an end. The Holder’s notice referred to in the third sentence of Clause 29.3 shall state the length of the Vis Major Period, which shall be calculated from the date that the Holder first notified the Grantor of such vis major until the date that such vis major has ended. The duration of this Production Right shall be extended, pari passu, by an amount equivalent to the Vis Major Period.
29.5.
In the event of the amendment of the duration of this Production Right envisaged in Clause 29.4, the Holder shall present the original copy of this Production Right to the Grantor who shall make an endorsement reflecting such amendment of the duration of this Production Right and the Grantor shall make the same endorsement on its copy.
30.
Amendments

Any amendment or variation to this Production Right shall be agreed in writing between the Parties and submitted to the Minister for consent pursuant to Section 102 of the Act. Only once the Minister has consented to the amendment or variation will such amendment or variation be effective.

31.
Unitisation
31.1.
In the event that a Commercial Discovery within the Production Area forms part of a Petroleum reservoir to which third party exploration or production rights exist within the State (the ‘Petroleum Bearing Area’), then the Grantor may by notice require the Holder to prepare a proposal for the unitisation of the Petroleum Bearing Area (the ‘Unitisation Proposal’). The Grantor shall require the holder(s) of the adjacent exploration or production areas forming part of the Petroleum Bearing Area to provide the Holder with all such technical information and data as the Holder may reasonably require in order to assist in the preparation of the Unitisation Proposal. The Unitisation Proposal shall be submitted to the Grantor within the period specified in the said notice, which shall not be less than 180 (one hundred and eighty) days, or such longer period as the Parties, acting reasonably, may agree in writing.

Production Right - Execution version

31.2.
The Unitisation Proposal shall be prepared in accordance with Good International Petroleum Industry Practices and shall be objectively practical, fair and equitable to all holders of interests in the Petroleum Bearing Area.
31.3.
If the Unitisation Proposal is not submitted within the period specified or agreed in Clause 31.1, or if the Unitisation Proposal submitted is not acceptable to the Grantor because it is not objectively practical, fair and equitable to all parties concerned, then the Grantor may appoint a committee of independent experts to prepare the Unitisation Proposal in accordance with Good International Petroleum Industry Practices.
31.4.
The committee so appointed shall, after having given full consideration to any representations made by the Holder, submit a Unitisation Proposal to the Grantor, copied to the Holder, as soon as is practicable after being appointed.
31.5.
The Grantor may, if satisfied that the Unitisation Proposal submitted by the Holder pursuant to Clause 31.11 or the independent committee pursuant to Clause 31.4 is objectively practical, fair and equitable to all parties concerned, confirm such proposal, and it shall be binding upon the Holder.
31.6.
If the Holder fails to carry out any provision of the Unitisation Proposal the Minister may by notice giving reasons for the intention to suspend or cancel the PR and affording the Holder an opportunity to show why such action should not be considered require the Holder to do so within a reasonable period and if the Holder fails to comply with such notice the Minister may, in terms of Section 90 of the Act, suspend or cancel this Production Right in respect of that part of the Production Area which falls within the Petroleum Bearing Area.
32.
Special Provisions Relating to Discoveries of Gas
32.1.
If the Holder makes a Discovery, the economic development of which the Holder believes can only be accomplished if Gas produced as the primary or secondary product is sold commercially, then the Holder shall have the option, exercisable upon notice to the Grantor at the time that the Holder submits a proposal to amend the Production Work Programme or makes an application to the Grantor for a separate production right in respect of such Discovery pursuant to Clause 16.5, to have the Holder’s obligations under the amended Production Work Programme or the proposed production work programme submitted in support of the application for a separate production right suspended for a period of up to 5 (five) years (hereinafter referred to as the ‘Gas Market Development Period’) commencing from the date on which the proposal to amend the Production Work Programme is approved or the separate production right applied for pursuant to Clause 16.5 becomes effective, as the case may be, during which period the Holder shall conduct studies to determine whether the Gas can be commercially produced. In such circumstances, the Production Work Programme in respect of such Discovery shall be deemed to be provisional and the Holder shall not be required to submit an Annual Production Work Programme in respect of such Discovery during the Gas Market Development Period.

Production Right - Execution version

32.2.
Not less than 90 (ninety) days prior to the expiry of the Gas Market Development Period, the Holder shall notify the Grantor either that:
32.2.1.
the Gas can be commercially developed and produced, in which case the Holder shall proceed with implementation of the amended Production Work Programme or the proposed production work programme, as the case may be, duly amended if necessary; or
32.2.2.
the Gas can be commercially developed and produced, in which case the Holder shall proceed with implementation of the amended Production Work Programme or the proposed production work programme, as the case may be, duly amended if necessary; or the Gas cannot be commercially developed and produced, in which case the Holder shall be deemed to have abandoned any relevant separate production right with effect from the expiry date of the Gas Market Development Period, the amended Production Work Programme or the proposed production work programme, as the case may be, shall no longer be of any effect, the Holder shall have no liability or obligation in respect thereof and the Holder shall continue Production Operations in accordance with the Production Work Programme.
32.3.
The grant of any extension to the Gas Market Development Period shall be at the sole discretion of the Grantor, which discretion shall be exercised reasonably.
33.
Waiver or Lenience

Any failure by either the Grantor or the Holder to exercise any of the rights that they have, whether in terms of this Production Right, the Act or the Regulations, or any lenience granted by them in terms thereof shall not constitute a waiver of such rights or a variation to the terms and conditions of this Production Right.

34.
Dispute Resolution
34.1
Should any difference or dispute arise between the Parties to this Production Right concerning;
34.1.1
the conclusion, interpretation, application and execution of this Right;
34.1.2
the authority of any signatory to the Right to conclude the Right on behalf of the party that he or she purports to represent;
34.1.3
any alleged breach or repudiation of the Right;
34.1.4
whether the Right is void or voidable at the instance of any party;
34.1.5
any rectification of the Right, and/or;
34.1.6
any other matter arising from this Right, (each, a “Dispute”), then either Party shall be entitled to deliver to the other a written notice recording the existence and, in brief, the nature of the Dispute (“the Dispute Notice”). The Dispute shall be deemed to have arisen on the date when a Dispute

Production Right - Execution version

Notice is delivered to either Party. The Parties shall make every reasonable effort to resolve the Dispute on its merits by negotiation in good faith and shall, for that purpose, attend at least one meeting with each other. Such negotiations shall take place within 21 (twenty one) days of the Dispute arising, unless the Parties otherwise agree in writing, and shall endure for no longer than 7 (seven) days from the date of commencement thereof or such extended period as the Parties may agree in writing.
34.2
If the Parties are unable to resolve the Dispute despite compliance with Clause 34.1, then the Dispute may at the instance of either Party be referred to and fully, finally and exclusively settled by arbitration, in terms of the provisions hereof.
34.3
The proceedings, records and the award of the arbitration shall be in the English language. The venue for and seat of the arbitration shall be Cape Town, Republic of South Africa or such other place in the Republic of South Africa as may be agreed between the Parties. The Parties hereby waive irrevocably their right to institute any form of appeal, review or recourse to any court of competent jurisdiction insofar as such waiver may be validly made.
34.4
Notwithstanding the referral of such Dispute to arbitration, the Parties shall, to the extent possible, proceed with the carrying out of their respective obligations under this Production Right, unless such obligations are directly in dispute: Provided that the foregoing undertaking shall be without prejudice to other rights and remedies available to either Party at law or in equity.
34.5
The provisions of this Clause 34 shall survive the termination of this Production Right.
34.6.
The arbitration shall commence by a written notice (“the Arbitration Notice”) to that effect delivered by the Party demanding the arbitration (“the Plaintiff’) to the other (“the Respondent”). No Arbitration Notice shall be delivered after the lapse of 90 (ninety) days after the terminations of any negotiations set out in Clause 34.1 above. Any Dispute, if not resolved and not thereafter made subject to arbitration, may at any time be raised again, commencing with the procedure set out in Clause 34.1 above. In the Arbitration Notice, the Plaintiff shall set out;
34.6.1.
a short summary of the nature of the Dispute;
34.6.2.
the relief claimed by the Plaintiff;
34.6.3.
the identity and curriculum vitae of an independent arbitrator proposed by the Plaintiff.
34.7.
Within 21 (twenty one) days after delivery of the Arbitration Notice, the Respondent shall deliver a written reply to the Plaintiff setting out the identity and particulars of an independent arbitrator proposed by it. If the Respondent shall not deliver such reply, the Plaintiff shall nevertheless be entitled to proceed with the arbitration as set out herein.

Production Right - Execution version

34.8.
There shall be 3 (three) arbitrators, appointed as set out herein, and all decisions, rulings and/or awards of the arbitrators shall be by majority decision amongst them. No person who has any pecuniary or any other interest, directly or indirectly, in either of the Parties, shall serve as arbitrator.
34.9.
The third arbitrator (or the second and third arbitrators if the Respondent shall not have delivered a reply as provided for in Clause 34.7), shall be appointed by the Secretariat of the ICC International Court of Arbitration (or its successor in title).
34.10.
The arbitrators shall determine the practical measures necessary to conduct the arbitration and shall issue directives in that regard to the Parties and/or their representatives, from time to time, as may be required. The arbitrators shall be entitled to award costs against any party on any scale as otherwise provided for in the Rules of the High Court of the Republic of South Africa and shall, in the case of any disagreement between the Parties about the amount of such costs, be entitled to retain the services of an independent legal costs consultant to determine the amount of any such costs. The costs, fees and charges of the arbitrators shall be borne by the Parties in equal proportion and shall be payable by them on presentation of invoices in that regard. Any order as to costs which may be made by the arbitrators shall operate as between the Parties only and shall not affect their obligation to the arbitrators as set out herein.
34.11.
Save as set out above and as may be otherwise agreed between the parties, the proceedings shall be conducted subject to and in accordance with the rules of the Arbitration Foundation of Southern Africa (“AFSA”).
35.
Costs and Value Added Tax
35.1.
All taxes, levies, stamp duties, transfer costs, transfer duties and registration costs arising directly or indirectly out of or related to the Holder's Participating Interest shall be for the account of and promptly paid by the Holder.
35.2.
All amounts due and payable by the Holder in terms of this Production Right, the Act and the Regulations are exclusive of statutory value added tax. Where applicable, statutory value added tax at the prevailing rate in accordance with the Value Added Tax Act 1991 (Act No. 89 of 1991) shall be added to all relevant amounts due and payable by the Holder.
36.
Entire Agreement

Subject to the Act and the Regulations, this Production Right and the Annexures attached hereto (those Annexures being and forming an integral part of this Production Right) and the Fiscal Stability Agreement contain the entire and sole agreement between the Parties and supersedes all prior negotiations, representations, understandings, agreements and communications of whatsoever nature between the Parties with respect to such Production Area, whether oral or written, express or implied.

37.
Severability

Production Right - Execution version

Any provision within this Production Right which is not enforceable or which contravenes Applicable Laws shall be severed from this Production Right and be of no force or effect without prejudice to the other provisions of this Production Right which shall remain in force and effect.

38.
Domicilia Citandi et Executandi
38.1.
All notices, requests and reports provided for herein shall be in writing and shall be delivered either by hand to an authorised representative of the receiving Party, or sent by courier or telefax to the addresses below in the State; provided that if given by telefax a copy thereof shall then be sent immediately by prepaid registered mail:

If to the Grantor:

Minister of Mineral Resources

Physical address:	Postal address:
Trevenna Campus	Private Bag X59
Building 2C	ARCADIA
Cnr Meintje & Schoeman Street	0007
SUNNYSIDE
Tel number: +27 (0)12 444 3000	Fax number: +27 (0)12 444 3145

And copy to the Agency:

South African Agency for the Promotion of Petroleum Exploration and Exploitation (Proprietary) Limited

Attention: Chief Executive Officer

Physical address:	Postal address:
Tygerspoort Building	PC Box 5111
7 Mispel Street	TYGERVALLEY
BELLVILLE 7530	7536
Western Cape
Tel number: +27 (0)21 938 3500	Fax number: +27 (0)21 938 3520

Production Right - Execution version

If to the Holder:

Physical address:	Postal address:
1st Floor, Block C, 65 Central Street	PostNet SOUTH 126
Houghton	Box 92418
2198	Norwood
2117

Tel number: +27 11 483 0677 Fax number: +27 11 483 2686

38.2.
Each Party and the Agency may change its address to a different address in the State on at least 15 (fifteen) days’ prior notice.
38.3.
All notices, requests and reports sent by prepaid registered post shall be deemed received by addressee within 5 (five) days of dispatch and all notices, requests and reports sent by telefax during ordinary business hours shall be deemed to have been received within 12 (twelve) hours of transmission or if transmitted outside ordinary business hours, then on the next Business Day. Those delivered by hand or sent by courier shall be deemed to have been received at the time of actual delivery.
38.4.
Each Party also chooses the physical address specified above as its domicilium citandi et executandi for all purposes arising under this Production Right, including service of process.
38.5.
The Holder shall within 7 (seven) days of the Effective Date give notice to the Grantor of the authorised representative with whom the Grantor may deal concerning this Production Right. Such representative shall continue to represent the Holder until the Holder notifies the Grantor of a change of representative.
38.6.
The Chief Executive Officer is hereby appointed as the authorised representative of the Grantor for all matters relating to this Production Right.
39.
Registration

The Holder must lodge this Production Right for registration at the Mining and Petroleum Titles Registration Office within 30 (thirty) days from the Effective Date and, in the event of each renewal of this Production Right, within 30 (thirty) days of such renewal.

40.
Successors and Assigns

This Production Right shall inure to the benefit of and be binding upon the permitted successors and assigns of the Parties.

Production Right - Execution version

Thus done and signed at Bellville on the 20thday of September in the year 2012 in the presence of the undersigned witnesses:

AS WITNESS:

AS WITNESS:

For and on behalf of the Holder

Quod Attestor

Production Right - Execution version

Annexure A

Diagram of the Production Area

Production Right - Execution version

Annexure B

Production Work Programme

Production Right - Execution version

Annexure C

Environmental Management Programme

Production Right - Execution version

Annexure D

Social and Labour Plan

Production Right - Execution version

Annexure E

Schedule of Contributions to the Upstream Training Trust